Exhibit 21.1

List of Subsidiaries of the Registrant

Legal Name	Jurisdiction of Organization
WM Holding Company, LLC	Delaware
Weedmaps Spain, S.L.U.	Spain
Weedmaps Germany GmbH	Germany
Ghost Management Group, LLC	Delaware
GMG Holdco, Inc.	Delaware
Weedmaps Media, LLC	Delaware
Discovery Opco, LLC	Delaware
WM Enterprise, LLC	Delaware
WM Marketplace, LLC	Delaware
WM Canada Holdings, Inc.	British Columbia
WM Museum, LLC	Delaware
WM Teal, LLC	Delaware
WM Retail, LLC	Delaware
Grow One Software (Canada), Inc.	British Columbia
Transport Logistics Holding Company, LLC	Delaware
WM Loyalty, LLC	Delaware
WM In-Store Solutions, LLC	Delaware
Canncurrent, LLC	Delaware
Deliver Green, LLC	Delaware
Livery Desk, LLC	Delaware
WM Headie, LLC	Delaware